UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2018

UNITED COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

Indiana	0-54876	80-0694246
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

92 Walnut Street, Lawrenceburg, Indiana 47025

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (812) 537-4822

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

This Current Report on Form 8-K is being filed to disclose certain information regarding litigation related to the proposed transactions contemplated by the previously announced Agreement and Plan of Merger, dated as of March 11, 2018, by and between Civista Bancshares, Inc. (“Civista”), Civista Bank, United Community Bancorp (“United Community”), and United Community Bank, pursuant to which United Community will merge with and into Civista (the “Merger”).

On June 21, 2018, Paul Parshall, a purported stockholder of United Community, filed a putative class action lawsuit in the Superior Court for the State of Indiana, Dearborn County, captioned Parshall v. United Community Bancorp, et al. (Case No. 15D02-1806-PL-000048), against United Community, the members of United Community’s Board of Directors, United Community Bank, Civista and Civista Bank on behalf of all of United Community’s public stockholders. The lawsuit alleges that United Community’s proxy statement for the special meeting of United Community stockholders to be held on July 24, 2018 to vote on the Merger omitted certain material information, which rendered the proxy statement false and misleading. The lawsuit also alleges that United Community’s directors breached their fiduciary duties in the sale process, and that all of the corporate defendants aided and abetted in the alleged breaches of fiduciary duties. The relief sought in the lawsuit includes preliminary and permanent injunction against the consummation of the Merger, rescission or rescissory damages if the Merger is completed, costs and attorney’s fees. The defendants believe that the claims are without merit and intend to defend against the suit vigorously. However, at this time, it is not possible to predict the outcome of the lawsuit or the impact on United Community, Civista or the Merger.

Additional Information About the Merger and Where to Find It

Investors and stockholders are urged to carefully review and consider each of Civista’s and United Community’s public filings with the SEC, including, but not limited to, their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. The documents filed by Civista with the Securities and Exchange Commission (the “SEC”) may be obtained at the SEC’s Internet site (www.sec.gov). You will also be able to obtain these documents, free of charge, from Civista by requesting them in writing to Civista Bancshares, Inc., 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870, Attention: Dennis G. Shaffer, or from United Community by requesting them in writing to United Community Bancorp, 92 Walnut Street, Lawrenceburg, IN 47025, Attn: E.G. McLaughlin, President and Chief Executive Officer.

In connection with the proposed Merger, Civista has filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of Civista and United Community and a prospectus of Civista, as well as other relevant documents concerning the proposed Merger. Investors and stockholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed Merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. Copies of the registration statement and joint proxy statement/prospectus and the filings that are incorporated by reference therein, as well as other filings containing information about Civista and United Community may be obtained at the SEC’s Internet site (www.sec.gov). Free copies of these documents may be obtained as described in the preceding paragraph.

Civista, United Community and certain of their respective directors and executive officers, under the SEC's rules, may be deemed to be participants in the solicitation of proxies of Civista's and United Community's shareholders in connection with the proposed Merger. Information about the directors and executive officers of Civista and their ownership of Civista common shares and information about the directors and executive officers of United Community and their ownership of United Community's common shares is set forth in the joint proxy statement/prospectus for Civista's July 24, 2018 Special Meeting of Shareholders, as filed by Civista with the SEC pursuant to Rule 424(b)(3) on June 8, 2018, and the joint proxy statement/prospectus for United Community's July 24, 2018 Special Meeting of Shareholders, as filed by United Community with the SEC on Schedule 14A on June 8, 2018. Free copies of the joint proxy statement/prospectus may be obtained as described above.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED COMMUNITY BANCORP

Date: June 25, 2018	By:	/s/ Elmer G. McLaughlin
Elmer G. McLaughlin
President and Chief Executive Officer

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